Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-234127) of Ocugen, Inc. and in the related Prospectus of our report dated March 27, 2020, with respect to the consolidated financial statements of Ocugen, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2019.
/s/ Ernst & Young LLP
Philadelphia, Pennsylvania
March 27, 2020